EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-10819, 333-49193, 333-71625 and 333-67168, of Banner Corporation and subsidiaries on Form S-8 and Registration Statement Nos. 333-139520, 333-156340, 333-153209 and 333-147946 on Form S-3 of our report dated March 16, 2009, with respect to the consolidated statements of financial condition of Banner Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008, annual report on Form 10-K of Banner Corporation.

/s/ Moss Adams LLP
Spokane, Washington
December 4, 2009

4